Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES 2015 FOURTH QUARTER AND FULL YEAR FINANCIAL AND OPERATING RESULTS

Austin, TX — March 7, 2016 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced financial and operating results for the quarter and full year ended December 31, 2015.

Highlights

•                  Production for the full year 2015 of 9.2 MMBoe (25.1 MBoe/d), up 8% from 2014

•                  EBITDAX for the full year 2015 of $268.4 million

•                  Adjusted net income for the fourth quarter 2015 of $0.6 million, or $0.03 per share

•                  Repurchased $171 million in face value of senior notes for $74 million (43% of par), resulting in a $97 million decline in total debt outstanding and $12.5 million in expected annual interest expense savings

•                  Mark-to-market hedge value of $261 million incorporating strip pricing as of February 29, 2016

•                  Initial capital budget of $25 million, primarily for workovers

•                  Proved reserves at year-end 2015 were 101.7 MMBoe based on SEC pricing(1); Cleveland proved reserves were 80.6 MMBoe

•                  Leased over 10,000 net acres in the Cleveland in 2015 for approximately $3 million

Jonny Jones, the Company’s Founder, Chairman and CEO commented, “2015 was a tough year for the oil and gas industry, but I am extremely proud of what our team was able to accomplish.  We had one of our best years ever from an operating perspective.  We were able to grow production while cutting spending significantly and becoming more efficient with every dollar spent.”  Mr. Jones went on to say, “2016 will be a defining year for the oil and gas industry.  It is sure to bring many challenges, but also opportunities.  Our team is focused on taking advantage of those opportunities, and we will be creative, yet deliberate in our approach.  I am confident in our ability to create value for our stakeholders and firmly believe that Jones Energy’s future is bright.”

Financial Results

Total operating revenues for the three months ended December 31, 2015 were $38.2 million as compared to $75.6 million for the three months ended December 31, 2014.  For the full year 2015, operating revenues were $197.4

(1)  SEC prices for 2015 year-end proved reserves were $50.25 per barrel for oil and $2.59 per MMBtu for natural gas based on the average of such prices for 2015.

million as compared to $380.6 million for the full year 2014, reflecting lower prices for all commodities partially offset by increased production volumes.  Total revenues including current period settlements of matured derivative contracts were $347.2 million for the full year 2015 as compared to $385.1 million for the full year 2014.

Total operating expenses for the three months ended December 31, 2015 were $66.9 million as compared to $63.4 million for the three months ended December 31, 2014.  For the full year 2015, operating expenses were $303.9 million as compared to $272.0 million for the full year 2014, with higher well count and increased production volumes driving the year-over-year increase.

For the quarter ended December 31, 2015, the Company reported adjusted net income of $0.6 million as compared to adjusted net income of $15.7 million for the three months ended December 31, 2014.  Adjusted net income for the full year 2015 was $2.2 million as compared to $68.8 million for the full year 2014, with significantly lower commodity prices offsetting higher production volumes.

Operational Results

Cleveland

For the full year 2015, the Company spud 51 wells, completed 70 wells and brought on first production from 77 wells, all in the Cleveland.  The Company has not spud any wells thus far in 2016.

Daily net production in the Cleveland was 17.7 MBoe/d in the fourth quarter of 2015 as compared to 17.2 MBoe/d in the fourth quarter of 2014.  Full year 2015 production in the Cleveland was 18.4 MBoe/d for 2015, an 8% increase from 2014 full year production of 17.0 MBoe/d.

Capital Expenditures

During the fourth quarter of 2015, the Company spent $14.1 million on capital expenditures, of which $8.0 million was related to drilling and completing operated wells, representing 57% of the total capital expenditures in the quarter.  The remaining $6.1 million was primarily related to field maintenance and leasing.

For the full year 2015, the Company spent $200.1 million on capital expenditures, of which $173.2 million was related to drilling and completing operated wells, representing 87% of the total capital expenditures in the year.  This compares to revised 2015 capital expenditure guidance of $210 million.

2016 Capital Budget and Operating Plan

The Company has established an initial capital budget of $25 million for 2016, with the majority dedicated to capital workovers and field optimization activities.  The Company will continue to monitor market conditions and may determine at a later date to spend additional capital which may include redeploying rigs to resume drilling activities or leasing.  At present, the Company continues to negotiate with vendors regarding service costs and does not plan on resuming its drilling program until well costs create acceptable rates of return at strip prices.

2016 Guidance

We are reiterating our 2016 guidance for the first quarter and full year and project 2016 average daily production of 15,500 to 17,000 Boe per day.  A table has been provided below with full year and first quarter 2016 guidance by category.  The Company’s average production for the fourth quarter of 2016 is expected to be between 13.0 MBoe/d and 14.4 MBoe/d, which is approximately 40% below the average production rate of 23.6 MBoe/d for the fourth quarter of 2015.  All guidance figures are reflective of the initial 2016 capital expenditure budget and current activity levels and do not account for any potential changes based upon evolving market conditions.

A table has been provided below with full year and first quarter 2016 guidance by category:

2016 Guidance

	2016E	1Q16E
Total Production (MMBoe)	5.6 – 6.2	1.75 – 1.85
Average Daily Production (MBoe/d)	15.5 – 17.0	19.3 – 20.3

Crude Oil (MBbl/d)	3.6 – 3.9	4.6 – 4.9
Natural Gas (MMcf/d)	41.7 – 45.9	51.7 – 54.1
NGLs (MBbl/d)	4.9 – 5.4	6.1 – 6.4

Lease Operating Expense ($mm)	$35.0 – $38.0
Production Taxes (% of Unhedged Revenue)*	4.5% – 5.5%
Ad Valorem Taxes ($mm)*	$1.5 – $1.7
Cash G&A Expense ($mm)	$18.0 – $20.0

Total Capital Expenditures ($mm)	$25.0

*Production and ad valorem taxes are included as one line item on the Company’s Consolidated Statements of Operations.

Liquidity and Hedging

As of December 31, 2015, the Company had $400 million undrawn on its revolving credit facility (with $110 million in outstanding borrowings) and approximately $22 million in cash.

In January and February 2016, through several open market and privately negotiated purchases, the Company purchased an aggregate principal amount of $170.5 million of its senior unsecured notes.  As of February 29, 2016, the Company had purchased $70.5 million principal amount of its 6.75% senior unsecured notes due 2022 for $27.1 million, and $100 million principal amount of its 9.25% senior unsecured notes due 2023 for $46.5 million, in each case excluding accrued interest and including any associated fees.  The Company used cash on hand and borrowings from its revolver to fund the note purchases.  As a result of these purchases, as of February 29, 2016, the Company had aggregate principal amount of senior unsecured notes outstanding of $579.5 million, outstanding borrowings under its revolving credit facility of $185 million, $325 million undrawn on its revolving credit facility, and $46 million in cash.

As a result of the Company’s reduced drilling activity and its expectation of recognizing a gain associated with the debt repurchases, the Company is likely to generate taxable income in 2016.

The estimated mark-to-market value of the Company’s commodity price hedges in 2016 and beyond was $261 million incorporating strip pricing as of February 29, 2016.  In recent months, the Company has entered into offsetting transactions in order to lock in gains associated with hedge volumes above projected production.  The following table summarizes the Company’s commodity derivative contracts outstanding:

	Fiscal Year Ending December 31,
	2016	2017	2018	1H19
Oil, Natural Gas and NGL Swaps
Oil (MBbl)	1,419	1,004	803	339
Natural Gas (MMcf)	16,470	12,300	10,240	4,410

Ethane (MBbl)	53	—	—	—
Propane (MBbl)	627	—	—	—
Iso Butane (MBbl)	76	7	—	—
Butane (MBbl)	218	17	—	—
Natural Gasoline (MBbl)	227	18	—	—
Total NGLs (MBbl)	1,201	42	—	—

Weighted Average Prices
Oil ($ / Bbl)	$99.87	$80.01	$77.47	$64.65
Natural Gas ($ / Mcf)	$4.49	$4.29	$4.19	$3.53

Ethane ($ / Gal)	$0.21	—	—	—
Propane ($ / Gal)	$0.55	—	—	—
Iso Butane ($ / Gal)	$0.75	$1.42	—	—
Butane ($ / Gal)	$0.72	$1.37	—	—
Natural Gasoline ($ / Gal)	$1.46	$1.73	—	—

Conference Call Details

Jones Energy will host a conference call for investors and analysts to discuss its results on Tuesday, March 8, 2015 at 10:30 a.m. ET (9:30 a.m. CT).  The conference call can be accessed via webcast through the Investor Relations section of Jones Energy’s website, www.jonesenergy.com, or by dialing (877) 201-0168 (for domestic U.S.) or (647) 788-4901 (International) and entering conference code 31543671.  If you are not able to participate in the conference call, the webcast replay and a downloadable audio file will be available shortly following the call through the Investor Relations section of the Company’s website, www.jonesenergy.com.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contacts:

Cathleen King, 512-493-4834

Investor Relations

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the redeployment of rigs (if any), the initial 2016 capital budget and operating plan, the incurrence of taxable income, the ability to take advantage of opportunities in the oil and gas industry, the ability to attain additional cost savings from the Company’s service providers, and projections regarding total production, average daily production, the potential to repurchase additional senior unsecured notes in the future, lease operating expenses, production taxes as a percentage of revenue, cash G&A expenses and capital expenditure levels for 2016.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing and amount of planned capital expenditures, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, ability to fund growth opportunities, the proximity to and capacity of transportation facilities, non-performance by third parties of contractual obligations, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Jones Energy, Inc.

Consolidated Statement of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands of dollars except per share data)	2015	2014	2015	2014

Operating revenues

Oil and gas sales	$37,600	$75,031	$194,555	$378,401
Other revenues	634	586	2,844	2,196
Total operating revenues	38,234	75,617	197,399	380,597
Operating costs and expenses
Lease operating	8,097	7,454	41,027	37,760
Production taxes	2,838	4,308	12,130	22,556
Exploration	367	175	6,551	3,453
Depletion, depreciation and amortization	49,347	44,179	205,498	181,669
Accretion of ARO liability	477	197	1,087	770
General and administrative	5,816	7,040	33,388	25,763
Other operating	—	—	4,188	—
Total operating expenses	66,942	63,353	303,869	271,971
Operating income (loss)	(28,708)	12,264	(106,470)	108,626
Other income (expense)
Interest expense	(16,102)	(10,981)	(61,289)	(38,805)
Net gain (loss) on commodity derivatives	47,039	199,426	158,753	189,641
Other income (expense)	1,145	(886)	(2,852)	(7,624)
Other income (expense), net	32,082	187,559	94,612	143,212
Income (loss) before income tax	3,374	199,823	(11,858)	251,838

Income tax provision (benefit)	1,809	20,482	(2,781)	26,218
Net income (loss)	1,565	179,341	(9,077)	225,620
Net income (loss) attributable to non-controlling interests	929	146,649	(6,696)	184,484
Net income (loss) attributable to controlling interests	$636	$32,692	$(2,381)	$41,136

Earnings (loss) per share:
Basic	$0.02	$2.60	$(0.09)	$3.28
Diluted	$0.02	$2.60	$(0.09)	$3.28
Weighted average shares outstanding:
Basic	30,452	12,526	26,816	12,526
Diluted	30,452	12,535	26,816	12,535

Jones Energy, Inc.

Consolidated Balance Sheet

	December 31,	December 31,
(in thousands of dollars)	2015	2014

Assets
Current assets
Cash	$21,893	$13,566
Restricted cash	330	149
Accounts receivable, net
Oil and gas sales	19,292	51,482
Joint interest owners	11,314	41,761
Other	15,170	12,512
Commodity derivative assets	124,207	121,519
Other current assets	2,298	3,374
Total current assets	194,504	244,363
Oil and gas properties, net, at cost under the successful efforts method	1,635,766	1,638,860
Other property, plant and equipment, net	3,873	4,048
Commodity derivative assets	93,302	87,055
Other assets	17,967	20,352
Deferred tax assets	—	171
Total assets	$1,945,412	$1,994,849

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$7,467	$136,337
Oil and gas sales payable	32,408	70,469
Accrued liabilities	27,341	19,401
Commodity derivative liabilities	11	—
Asset retirement obligations	679	3,074
Total current liabilities	67,906	229,281
Long-term debt	847,912	860,000
Deferred revenue	11,417	13,377
Commodity derivative liabilities	—	28
Asset retirement obligations	20,301	10,536
Liability under tax receivable agreement	38,052	803
Deferred tax liabilities	22,972	27,474
Total liabilities	1,008,560	1,141,499
Commitments and contingencies
Stockholders’ equity
Class A common stock, $0.001 par value; 30,573,509 shares issued and 30,550,907 shares outstanding at December 31, 2015 and 12,672,260 shares issued and 12,649,658 shares outstanding at December 31, 2014	31	13
Class B common stock, $0.001 par value; 31,273,130 shares issued and outstanding at December 31, 2015 and 36,719,499 shares issued and outstanding at December 31, 2014	31	37
Treasury stock, at cost: 22,602 shares at December 31, 2015 and December 31, 2014	(358)	(358)
Additional paid-in-capital	363,723	178,763
Retained earnings (deficit)	36,569	38,950
Stockholders’ equity	399,996	217,405
Non-controlling interest	536,856	635,945
Total stockholders’ equity	936,852	853,350
Total liabilities and stockholders’ equity	$1,945,412	$1,994,849

Jones Energy, Inc.

Consolidated Statement of Cash Flow Data

	Twelve Months Ended December 31,
(in thousands of dollars)	2015	2014

Cash flows from operating activities
Net income (loss)	$(9,077)	$225,620
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depletion, depreciation, and amortization	205,498	181,669
Exploration expense	5,250	2,952
Accretion of ARO liability	1,087	770
Amortization of debt issuance costs	6,043	6,878
Stock compensation expense	7,562	4,040
Other non-cash compensation expense	455	758
Amortization of deferred revenue	(1,960)	(1,154)
(Gain) loss on commodity derivatives	(158,753)	(189,641)
(Gain) loss on sales of assets	3	(297)
Deferred income tax provision	(2,892)	26,165
Other - net	(961)	376
Changes in assets and liabilities
Accounts receivable	64,510	(2,453)
Other assets	(251)	(565)
Accrued interest expense	7,050	7,823
Accounts payable and accrued liabilities	(54,534)	2,482
Net cash provided by operations	69,030	265,423

Cash flows from investing activities
Additions to oil and gas properties	(311,305)	(474,619)
Net adjustments to purchase price of properties acquired	—	15,709
Proceeds from sales of assets	41	448
Acquisition of other property, plant and equipment	(1,101)	(1,683)
Current period settlements of matured derivative contracts	144,145	(3,654)
Change in restricted cash	(181)	(104)
Net cash used in investing	(168,401)	(463,903)

Cash flows from financing activities
Proceeds from issuance of long-term debt	85,000	170,000
Repayment under long-term debt	(335,000)	(468,000)
Proceeds from senior notes	236,475	500,000
Payment of debt issuance costs	(1,556)	(13,416)
Proceeds from sale of common stock	122,779	—
Purchases of treasury stock	—	(358)
Net cash provided by financing	107,698	188,226
Net increase (decrease) in cash	8,327	(10,254)

Cash
Beginning of period	13,566	23,820
End of period	$21,893	$13,566

Supplemental disclosure of cash flow information
Cash paid for interest	$52,796	$29,560
Cash paid for income taxes	(155)	155
Change in accrued additions to oil and gas properties	(111,210)	49,025
Current additions to ARO	6,349	1,995

Jones Energy, Inc.

Selected Financial and Operating Statistics

The following table sets forth summary data regarding revenues, production volumes, average prices and average production costs associated with our sale of oil and natural gas for the periods indicated:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	Change	2015	2014	Change
Revenues (in thousands of dollars):
Oil and gas sales	$37,600	$75,031	$(37,431)	$194,555	$378,401	$(183,846)
Other revenues	634	586	48	2,844	2,196	648
Current period settlements of matured derivative contracts	41,809	17,086	24,723	149,801	4,476	145,325
Total revenues including derivative impact	80,043	92,703	(12,660)	347,200	385,073	(37,873)
Net production volumes:
Oil (MBbls)	552	606	(54)	2,583	2,475	108
Natural gas (MMcf)	5,667	5,551	116	23,839	21,922	1,917
NGLs (MBbls)	672	612	60	2,618	2,345	273
Total (MBoe)	2,169	2,143	25	9,174	8,474	701
Average net (Boe/d)	23,576	23,293	283	25,134	23,216	1,918
Average sales price, unhedged:
Oil (per Bbl), unhedged	$37.03	$67.80	$(30.77)	$44.15	$88.93	$(44.78)
Natural gas (per Mcf), unhedged	1.52	3.41	(1.89)	1.91	3.78	(1.87)
NGLs (per Bbl), unhedged	12.69	24.53	(11.84)	13.36	32.14	(18.78)
Combined (per Boe), unhedged	17.34	35.01	(17.67)	21.21	44.65	(23.44)
Average sales price, hedged:
Oil (per Bbl), hedged	$80.73	$83.53	$(2.80)	$76.35	$88.16	$(11.81)
Natural gas (per Mcf), hedged	3.26	3.92	(0.66)	3.35	4.02	(0.67)
NGLs (per Bbl), hedged	24.35	32.23	(7.88)	25.73	32.60	(6.87)
Combined (per Boe), hedged	36.61	42.97	(6.36)	37.54	45.18	(7.64)
Average costs (per Boe):
Lease operating	$3.73	$3.48	$0.25	$4.47	$4.46	$0.01
Production and ad valorem taxes	1.31	2.01	(0.70)	1.32	2.66	(1.34)
Depletion, depreciation and amortization	22.75	20.62	2.13	22.40	21.44	0.96
General and administrative	2.68	3.29	(0.61)	3.64	3.04	0.60

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, gains and losses from derivatives less the current period settlements of matured derivative contracts, and the other items described below.  EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.  Management believes EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure.  We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  EBITDAX has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.  Our presentation of EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items and should not be viewed as a substitute for GAAP.  Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands of dollars)	2015	2014	2015	2014

Reconciliation of EBITDAX to net income
Net income (loss)	$1,565	$179,341	$(9,077)	$225,620
Interest expense	16,102	10,981	61,289	38,805
Exploration expense	367	175	6,551	3,453
Income taxes	1,809	20,482	(2,781)	26,218
Amortization of deferred financing costs	803	740	3,169	3,070
Depreciation and depletion	49,347	44,179	205,498	181,669
Accretion of ARO liability	477	197	1,087	770
Reduction of TRA liability	(1,984)	—	(1,984)	—
Other non-cash charges	(155)	135	1,023	376
Stock compensation expense	2,275	1,333	7,562	4,040
Other compensation expense	129	378	455	758
Net (gain) loss on derivative contracts	(47,039)	(199,426)	(158,753)	(189,641)
Current period settlements of matured derivative contracts	41,809	17,086	149,801	4,476
Amortization of deferred revenue	(439)	(292)	(1,960)	(1,154)
(Gain) loss on sale of assets	13	(200)	3	(297)
Stand-by rig costs	—	—	4,188	—
Financing expenses and other loan fees	23	346	2,346	4,851
EBITDAX	$65,102	$75,455	$268,417	$303,014

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements.  We define Adjusted Net Income as net income excluding the impact of certain non-cash items including gains or losses on commodity derivative instruments not yet settled, impairment of oil and gas properties, non-cash compensation expense, and the other items described below.  We believe adjusted net income and adjusted earnings per share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined.  However, these measures are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.  The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands of dollars except per share data)	2015	2014	2015	2014

Net income (loss)	$1,565	$179,341	$(9,077)	$225,620
Net (gain) loss on derivative contracts	(47,039)	(199,426)	(158,753)	(189,641)
Current period settlements of matured derivative contracts	41,809	17,086	149,801	4,476
Exploration	367	175	6,551	3,453
Non-cash stock compensation expense	2,275	1,333	7,562	4,040
Other non-cash compensation expense	129	378	455	758
Stand-by rig costs	—	—	4,188	—
Financing expenses	—	—	2,250	3,761
Reduction of TRA liability	(1,984)	—	(1,984)	—
Tax impact of adjusting items (1)	1,127	16,801	(1,106)	16,357
Change in valuation allowance	2,333	—	2,333	—
Adjusted net income (loss)	582	15,688	2,220	68,824

Adjusted net income (loss) attributable to non-controlling interests	(291)	12,991	1,275	56,208
Adjusted net income (loss) attributable to controlling interests	$873	$2,697	$945	$12,616

Effective tax rate on net income attributable to controlling interests			38.9%	35.7%

(1) In arriving at adjusted net income, the tax impact of the adjustments to net income is determined by applying the appropriate tax rate to each adjustment and then allocating the tax impact between the controlling and non-controlling interests.

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

Adjusted Earnings per Share is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements.  We define Adjusted Earnings per Share as earnings per share plus that portion of the components of adjusted net income allocated to the controlling interests divided by weighted average shares outstanding.  We believe adjusted earnings per share is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined.  However, these measures are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.  The following table provides a reconciliation of earnings per share to adjusted earnings per share for the period indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Earnings (loss) per share (basic and diluted)	$0.02	$2.60	$(0.09)	$3.28
Net (gain) loss on derivative contracts	(0.77)	(4.02)	(2.68)	(3.85)
Current period settlements of matured derivative contracts	0.68	0.34	2.48	0.09
Exploration	0.01	—	0.12	0.07
Non-cash stock compensation expense	0.04	0.03	0.13	0.08
Other non-cash compensation expense	—	0.01	0.01	0.02
Stand-by rig costs	—	—	0.06	—
Financing expenses	—	—	0.03	0.08
Reduction of TRA liability	(0.07)	—	(0.07)	—
Tax impact of adjusting items (1)	0.04	1.25	(0.04)	1.24
Change in valuation allowance	0.08	—	0.09	—
Adjusted earnings (loss) per share (basic and diluted)	$0.03	$0.21	$0.04	$1.01

Shares (Basic)	30,452	12,598	26,816	12,526
Shares (Diluted)	30,452	12,598	26,816	12,535

(1) In arriving at adjusted net income, the tax impact of the adjustments to net income is determined by applying the appropriate tax rate to each adjustment and then allocating the tax impact between the controlling and non-controlling interests.